Exhibit 99.1

GrafTech Reports Second Quarter 2012 Results

PARMA, Ohio--(BUSINESS WIRE)--July 26, 2012--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2012.

2012 Second Quarter Review

  Net sales declined one percent to $316 million versus $320 million in the second quarter of 2011.
  EBITDA* increased 11 percent to $67 million versus $60 million in the second quarter of 2011.
  Net income was $42 million, or $0.29 per diluted share. This includes a $10 million non-cash benefit of discrete tax items. Excluding the non-cash tax benefit, second quarter 2012 net income increased 10 percent to $32 million, or $0.22 per diluted share, versus $29 million, or $0.20 per diluted share, in the second quarter of 2011.
  Net cash used in operating activities was $16 million versus $17 million used in the second quarter of 2011.
  Net debt* was $597 million as compared to $419 million at year end 2011. The increase was driven by higher borrowings related to the previously announced share buyback program that was successfully executed since the end of the first quarter of 2012. Also contributing to the increase were working capital investments and capital expenditures.
  GrafTech executed its previously announced 10 million share repurchase program. During the second quarter of 2012, 8.8 million shares were purchased; the remaining shares were purchased in July 2012. The average purchase price for the 10 million shares repurchased was $10.17 per share.
  In addition, the Board of Directors approved a new share repurchase program for up to 10 million shares of GrafTech common stock. GrafTech may purchase shares from time to time, with the approval of the Board of Directors, in the open market or through private transactions as market conditions warrant.
  As discussed in the 2012 first quarter earnings call, Seadrift Coke has developed a super premium grade of needle coke and has successfully commercialized this breakthrough product in the second quarter of 2012.

Craig Shular, Chief Executive Officer of GrafTech, commented, “With the recently completed 10 million share buyback program, coupled with the two million shares that were repurchased in the fourth quarter of 2011, a total of 8.2 percent of our outstanding shares have been repurchased. This underscores our commitment to delivering long-term sustainable value for our shareholders.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $262 million in the second quarter of 2012, as compared to $270 million in the second quarter of 2011. Lower sales volume of graphite electrodes and needle coke were partially offset by higher realized pricing of both products.

Operating income for the Industrial Materials segment was $42 million in the second quarter of 2012, as compared to $32 million in the second quarter of 2011. The increase is due primarily to higher realized pricing of graphite electrodes and needle coke as compared to the same period in the prior year. While lower volumes adversely impacted operating income, the profit expansion from the price increase in the current quarter exceeded the negative impact from the decline in volumes. Also adding to operating income in the quarter was the carryover benefit of lower costs from inventory related to higher fourth quarter 2011 production rates and lower cost raw materials purchased in 2011. It is important to note that the lower cost inventory has been essentially absorbed and we anticipate that the impact of 2012 raw material cost increases and higher fixed cost absorption will be more fully reflected in the second half of the year.

As discussed previously, our Seadrift production team has collaborated with scientists from our Engineered Solutions segment to develop a super premium grade of needle coke. In the second quarter of 2012, Seadrift successfully commercialized this breakthrough product and began selling super premium needle coke to third parties. This development demonstrates our continued commitment to leverage our core competency in graphite material science to grow our Company by commercializing new products and technologies. Mr. Shular stated, “While we do not anticipate that these sales will materially impact our 2012 results, we are encouraged by the market acceptance of this breakthrough product and believe it will prove strategically valuable to our business in the future.”

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $53 million in the second quarter of 2012 versus $50 million in the second quarter of 2011. The increase was largely driven by continued growth in our advanced consumer electronics products and the incremental revenue associated with acquisitions. This increase was partially offset by the decline in sales in the solar market of our advanced graphite materials products.

Operating income for the Engineered Solutions segment was $5 million in the second quarter of 2012, or nine percent of sales. This compares to operating income of $7 million, or 15 percent of sales in the same period in 2011. The decline reflects the significant slowdown in the solar market and the European economy.

Mr. Shular commented, “As expected, our Engineered Solutions segment has returned to profitability this quarter as we continue to see solid demand in our advanced consumer electronics product line. We expect this segment to continue to grow in the second half of the year and are targeting a double digit operating income margin percentage in the fourth quarter of 2012.”

Corporate

Total company overhead expenses were $38 million as compared to $36 million in the second quarter of 2011. This compares to overhead expense in the first quarter of 2012 of $43 million. The decline in overhead quarter-over-quarter is largely driven by lower administrative expense as a result of right sizing initiatives taken in the first quarter of 2012 and a reduction in variable incentive compensation expense.

Other (income) expense on a net basis was negligible in the second quarter of 2012, or flat versus the same period of the prior year. Interest expense in the quarter was $5 million, or flat as compared to the second quarter of 2011. The effective income tax rate (excluding the previously mentioned tax benefit) in the second quarter was 24 percent.

Outlook

Based on current International Monetary Fund (IMF) projections, the estimate for global GDP growth has been reduced to 3.5 percent in 2012, representing the second downward revision to growth estimates this year. The IMF highlights that the global economic recovery has weakened considerably and continues to face further downside risks. The IMF notes that the European debt crisis continues to be one of the largest risk factors, particularly as growth momentum slows in emerging markets, including China, Brazil and India. The IMF also notes that momentum appears to be slowing in the United States, a region that was previously forecast to experience more robust growth. Weaker growth is now forecast for both advanced and key emerging economies in the second half of 2012. As a result, the IMF also cut its 2013 global GDP growth forecast to 3.9 percent.

Uncertainty in the global economies has impacted steel customer sentiment and production rates. According to the World Steel Association and other published reports, global steel production, excluding China, has declined one percent during the first half of 2012. Given the particularly weak environment in Europe, steel production in the European Union is down over five percent during the same period. As a result, we continue to see a difficult demand environment from our global customers, especially in Europe.

Given the waning expectations for global economic recovery and a weaker demand environment, we now expect full year EBITDA to be in the range of $235 million to $255 million. In the third quarter of 2012, we are targeting EBITDA to be in the range of $55 million to $65 million.

We have continued to take actions to manage costs and effectively allocate capital in a difficult operating environment. As a result, we have reduced overhead expense to approximately $160 million for the full year 2012, a decrease of $10 million or six percent versus our previous target. We are also further reducing our capital expenditures to be in the range of $120 million to $130 million, representing an approximately $25 million or more than 15 percent reduction from our original mid-point target established in February this year.

In summary, based on IMF projections and other economic forecasts and factors described above, we expect the following targeted results in 2012:

  EBITDA in the range of $235 million to $255 million (previous guidance was $250 million to $290 million);
  Overhead expense (selling and administrative, and research and development expenses) of approximately $160 million (previous guidance was $170 million);
  Interest expense of approximately $22 million (previous guidance was $18 million to $22 million);
  Capital expenditures in the range of $120 million to $130 million (previous guidance was $125 million to $145 million);
  Depreciation and amortization expense of approximately $85 million (previous guidance was $90 million);
  An effective tax rate in the range of 23 percent to 25 percent;
  Cash flow from operations in the range of $90 million to $120 million (previous guidance was $140 million to $170 million); and
  Full year fully diluted share count of approximately 140 million shares.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech makes its complete financial reports that have been filed with the SEC, including its most recent annual report on Form 10-K, as well as its most recent investor presentation available at www.graftech.com. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel, and petroleum needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, defense, petrochemical and other metals markets. We operate 19 manufacturing facilities strategically located on four continents. For additional information on GrafTech, call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2012 and 2013; future profitability, cash flow, and liquidity; future sales, costs, debt levels, depreciation and amortization, working capital including variations in our inventory levels, revenues, margins, and business opportunities; scheduled maintenance; future operational performance; strategic plans; stock repurchase plans; supply chain obligations, opportunities and management; cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency; capital expenditures; future prices and demand for our products; new products including their impact on our results; product quality; the impact of acquired businesses; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, production levels, electrode and needle coke usage, and demand for their products; our position in markets we serve; regional and global economic and industry prospects and market conditions, including third party projections and other economic forecasts and our expectations concerning their impact on us and our customers and suppliers; competitive pressure on sales and pricing; conditions and changes in the global financial and credit markets; future tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and expenses.

We have no duty to update these statements. These statements are not predictions and historically actual future events, circumstances, performance and trends have deviated, often significantly, from our forward-looking statements. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from these statements due to various factors, including: any adjustments to our announced 2012 second quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; deteriorating economic conditions and the possibility of lower order rates, order cancellations, increases in past due receivables or bad debts, supply chain disruptions, inability to reduce production input sourcing commitments consistent with lower demand and other events that could adversely impact our revenues, profitability, cash flow, working capital, inventory levels, and debt levels; impacts of the delay or failure to resolve the European debt crisis or to address the U.S. “fiscal cliff;” failure to achieve financial targets or estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory levels, including raw materials and finished goods; limitations or delays affecting capital expenditures or scheduled maintenance; production or other business or operating suspensions, interruptions or delays; delays or changes in investments or acquisitions or non-consummation of proposed investments or acquisitions; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities and impact on our stock repurchase programs; changes in our ability to comply with financial covenants, maintain our business and implement our business plans within our current levels of revolving and other debt financing or maintain or obtain supply chain, local country company revolving debt and other debt financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance, remediation or liabilities; changes in steel and other markets we or our customers serve; political unrest that adversely impacts us or our customers’ businesses; declines in demand; price or margin decreases; intensified competition, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2011	At June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,429	$7,137
Accounts and notes receivable, net of allowance for doubtful accounts of $4,153 at December 31, 2011 and $4,794 at June 30, 2012	253,151	217,487
Inventories	444,062	554,571
Prepaid expenses and other current assets	22,308	31,515
Total current assets	731,950	810,710

Property, plant and equipment	1,431,432	1,469,625
Less: accumulated depreciation	654,548	672,432
Net property, plant and equipment	776,884	797,193
Deferred income taxes	7,931	7,284
Goodwill	498,681	498,540
Other assets	152,920	142,937
Total assets	$2,168,366	$2,256,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,280	$63,649
Short-term debt	14,168	8,270
Accrued income and other taxes	44,330	28,266
Supply chain financing liability	29,930	25,119
Other accrued liabilities	114,545	102,735
Total current liabilities	277,253	228,039

Long-term debt	387,624	570,758
Other long-term obligations	131,300	124,550
Deferred income taxes	32,245	33,864

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,861,081 shares issued at December 31, 2011 and 150,421,036 shares issued at June 30, 2012	1,499	1,504
Additional paid-in capital	1,798,161	1,806,845
Accumulated other comprehensive loss	(261,937)	(279,418)
Accumulated deficit	(50,757)	8,619
Less: cost of common stock held in treasury, 6,265,114 shares at December 31, 2011 and 15,109,730 shares at June 30, 2012	(146,041)	(237,150)
Less: common stock held in employee benefit and compensation trusts, 75,807 shares at December 31, 2011 and 73,680 shares at June 30, 2012	(981)	(947)
Total stockholders’ equity	1,339,944	1,299,453
Total liabilities and stockholders’ equity	$2,168,366	$2,256,664

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2012	2011	2012

Net sales	$320,231	$315,611	$626,368	$556,549
Cost of sales	245,072	231,234	478,274	405,241
Gross profit	75,159	84,377	148,094	151,308

Research and development	2,934	2,942	6,004	7,141
Selling and administrative expenses	32,656	34,858	64,875	73,583
Operating income	39,569	46,577	77,215	70,584

Other (income) expense, net	(196)	394	(187)	(3,029)
Interest expense	4,584	5,132	8,988	9,894
Interest income	(115)	(64)	(244)	(145)

Income before provision for income taxes	35,296	41,115	68,658	63,864
Provision for (benefit from) income taxes	6,727	(732)	12,826	4,488
Net income	$28,569	$41,847	$55,832	$59,376

Basic income per common share:
Net income per share	$0.20	$0.30	$0.39	$0.42
Weighted average common shares outstanding	145,166	141,399	145,011	142,717

Diluted income per common share:
Net income per share	$0.20	$0.29	$0.38	$0.41
Weighted average common shares outstanding	145,964	142,054	145,723	143,382

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2012	2011	2012

Cash flow from operating activities:
Net income	$28,569	$41,847	$55,832	$59,376
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,542	20,276	40,321	36,363
Deferred income tax provision	2,024	3,943	5,539	3,725
Post-retirement and pension plan changes	873	1,888	1,780	2,684
Currency gains	(384)	(2,800)	(1,073)	(2,939)
Stock-based compensation	1,643	2,825	3,883	6,363
Interest expense	2,887	3,097	5,732	6,072
Insurance recoveries	-	-	-	4,007
Other charges, net	(2,410)	(4,196)	(3,893)	(10,643)
Increase in working capital*	(68,471)	(80,543)	(123,022)	(127,653)
Increase in long-term assets and liabilities	(2,143)	(2,430)	(3,062)	(8,822)
Net cash used in operating activities	(16,870)	(16,093)	(17,963)	(31,467)

Cash flow from investing activities:
Capital expenditures	(38,063)	(30,152)	(61,823)	(61,576)
Proceeds from derivative instruments	3,383	3,298	3,068	6,921
Cash paid for acquisition	-	-	(6,500)	-
Other	175	-	449	53
Net cash used in investing activities	(34,505)	(26,854)	(64,806)	(54,602)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	8,954	(2,886)	11,438	(5,898)
Revolving Facility borrowings	93,000	173,000	160,000	273,000
Revolving Facility reductions	(43,000)	(48,000)	(92,000)	(95,000)
Principal payments on long-term debt	(29)	(42)	(116)	(139)
Supply chain financing	(9,896)	452	(1,326)	(4,810)
Proceeds from exercise of stock options	296	-	1,066	92
Purchase of treasury shares	(71)	(83,971)	(655)	(85,156)
Excess tax benefit from stock-based compensation	161	(140)	703	(136)
Long-term financing obligations	(118)	87	(417)	(44)
Revolver facility refinancing cost	-	(511)	-	(511)
Net cash provided by financing activities	49,297	37,989	78,693	81,398

Net decrease in cash and cash equivalents	(2,078)	(4,958)	(4,076)	(4,671)
Effect of exchange rate changes on cash and cash equivalents	126	(722)	276	(621)
Cash and cash equivalents at beginning of period	11,248	12,817	13,096	12,429
Cash and cash equivalents at end of period	$9,296	$7,137	$9,296	$7,137

* Net change in working capital due to the following components:
Increase in current assets:
Accounts and notes receivable, net	$(30,037)	$(29,997)	$(47,099)	$37,090
Inventories	(23,359)	(4,178)	(53,830)	(104,852)
Prepaid expenses and other current assets	(4,651)	(7,816)	(6,330)	(6,509)
Decrease in accounts payables and accruals	(10,195)	(38,632)	(15,633)	(53,242)
Increase (decrease) in interest payable	(229)	80	(130)	(140)
Increase in working capital	$(68,471)	$(80,543)	$(123,022)	$(127,653)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2012	2011	2012

Net sales:
Industrial Materials	$269,751	$262,285	$533,236	$455,281
Engineered Solutions	50,480	53,326	93,132	101,268
Total net sales	$320,231	$315,611	$626,368	$556,549

Segment operating income:
Industrial Materials	$32,136	$41,877	$66,341	$66,802
Engineered Solutions	7,433	4,700	10,874	3,782
Total segment operating income	$39,569	$46,577	$77,215	$70,584

Operating income margin:
Industrial Materials	11.9%	16.0%	12.4%	14.7%
Engineered Solutions	14.7%	8.8%	11.7%	3.7%
Total operating income margin	12.4%	14.8%	12.3%	12.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA Reconciliation

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2012	2011	2012
Net sales	$320,231	$315,611	$626,368	$556,549

Net income	$28,569	$41,847	$55,832	$59,376
Add:
Income taxes	6,727	(732)	12,826	4,488
Other (income) expense, net	(196)	394	(187)	(3,029)
Interest expense	4,584	5,132	8,988	9,894
Interest income	(115)	(64)	(244)	(145)
Depreciation and amortization	20,542	20,276	40,321	36,363
EBITDA	$60,111	$66,853	$117,536	$106,947

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	At December 31, 2011	At June 30, 2012

Long-term debt	$387,624	$570,758
Short-term debt	14,168	8,270
Supply chain financing	29,930	25,119
Total debt	431,722	604,147

Less:
Cash and cash equivalents	12,429	7,137
Net Debt	$419,293	$597,010

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes cash and cash equivalents from net debt. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Director, Investor Relations